CONTACT:	FOR IMMEDIATE RELEASE

Joseph W. Kaufmann
President and Chief Executive Officer
(484) 713-2100

KENSEY NASH REPORTS THIRD QUARTER RECORD REVENUE AND SALES
-EPS of $0.28 Represents Increase of 47% Over Prior Year Period and Exceeds Guidance-

EXTON, PA, April 29, 2008 -- Kensey Nash Corporation (NASDAQ: KNSY) today reported the results for its third quarter and nine months of fiscal year 2008.

Third Quarter Results

Revenues: Sales and Royalties. Total revenues increased 9% to a record level of $20.6 million in the Company’s third fiscal quarter ended March 31, 2008, from $19.0 million in the comparable prior year period.

Net sales increased 12% to $14.1 million in the third quarter from $12.6 million in the comparable prior year period. Net sales of biomaterials products increased 8% to $12.6 million from $11.6 million in the third quarter of fiscal 2007 driven by orthopaedic product sales and cardiovascular product sales. Orthopaedic sales increased 8% to $7.7 million from $7.1 million in the prior year period. Cardiovascular sales of $4.3 million, which include sales of vascular closure product components to St. Jude Medical, increased 9%, from $4.0 million in the prior year period.

Sales of endovascular products increased 49% to $1.6 million in the third quarter of fiscal 2008 from $1.0 million in the comparable prior year period. The results reflected both strong U.S. and international sales of the ThromCat™ Thrombectomy and QuickCat™ Aspiration Catheter products. International endovascular sales were particularly strong, at $605,000, increasing 104% from the comparable prior year period. Sales of the Safe-Cross® device in the U.S. increased over 200% in the third quarter over the prior fiscal period. Overall, the U.S. endovascular sales were $953,000, an increase of 27% year over year, although the growth continued to be negatively impacted by a 50% smaller than expected sales force, resulting from our announced exploration of strategic alternatives for the endovascular business.

Royalty income increased 2% to $6.5 million in the third quarter of fiscal 2008 compared to $6.3 million in the comparable prior fiscal year period. Royalty income included $5.3 million in Angio-Seal™ royalties, which was consistent with the comparable quarter of the prior fiscal year, and $1.1 million in bone void filling product royalties from Orthovita, Inc., an 18% increase from $935,000 in the prior fiscal year third quarter.

Earnings Per Share. The Company reported third quarter earnings per share of $0.28, a 47% increase over the prior year third quarter of $0.19 and exceeded the Company’s previous guidance of $0.25 to $0.27. Earnings per share improved significantly, compared to the prior fiscal year period, due to increased sales of both biomaterials and endovascular products, improved gross margins on product sales and a 24% reduction in research and development expenses primarily related to prior year endovascular spending on the discontinued embolic protection product line.

The following chart summarizes the Company’s results for the three months ended March 31, 2008, compared to its results for the comparable period in the prior fiscal year.

	Three Months Ended March 31,		Year over Year %
($ millions, except per share data)	2008	2007	Change
Data As Reported:
Net Sales - Biomaterials	$12.6	$11.6	8%
Net Sales - Endovascular	$1.6	$1.0	49%
Total Net Sales	$14.1	$12.6	12%
Royalty Income	$6.5	$6.3	2%
Total Revenues	$20.6	$19.0	9%
Income from Operations, As Reported	$5.3	$3.2	69%
Earnings Per Share, As Reported	$0.28	$0.19	47%

Supplemental Information Related to Equity Compensation Expense:
Total Equity Compensation Expense0	$0.2	$0.8	(69%)
Equity Compensation Expense Per Share (net of tax)	$0.01	$0.04	(75%)

Nine Month Results

Revenues: Sales and Royalties. Total revenues were $57.8 million for the nine months ended March 31, 2008, an increase of 10% from $52.5 million in the prior year nine month period.

Net sales increased 13% to $38.8 million for the first nine months of fiscal 2008 from $34.4 million recorded in the comparable prior year period. Net sales of biomaterials products increased 9% to $34.2 million from $31.4 million, primarily due to orthopaedic product sales, which increased 33% to $21.1 million from $15.8 million. Sports medicine sales increased 18% over the prior year nine months and spine product sales increased 58% from the prior year. The increase in spine product sales was primarily attributable to a $2.1 million increase in sales to Orthovita as well as $1.7 million of new product sales resulting from the MacroPore Biosurgery asset acquisition. The increase in sales to Orthovita was due in part to timing of shipments and a shift in ordering patterns from Orthovita, as well as initial shipments for the new VITOSS® BioActive product line expected to be launched by Orthovita in the second calendar quarter of 2008. The Company anticipates a slight decrease in sales for the Orthovita VITOSS® Foam™ product line in the fourth quarter of fiscal 2008, however end-user sales of the VITOSS® Foam™ products are continuing to demonstrate growth in the marketplace as reflected by the 19% increase in the Company’s year over year royalties. Sales of vascular closure product components to St. Jude Medical decreased $2.7 million, or 19%, from the prior year period, as anticipated and previously disclosed.

Sales of endovascular products for the nine months ended March 31, 2008 increased 54% to $4.6 million from $3.0 million in the prior year period. International endovascular sales were extremely strong, at $1.7 million, increasing 160% year over year. U.S. endovascular sales were $2.9 million, an increase of 24% year over year, although the growth continued to be negatively impacted by a smaller than expected sales force, resulting from our announced exploration of strategic alternatives for the endovascular business.

Royalty income increased 5% to $19.0 million in the first nine months of fiscal 2008 compared to $18.1 million in the comparable prior fiscal year period. Royalty income included $15.7 million in Angio-Seal royalties, a 2% increase from $15.4 million in the comparable period of the prior fiscal year, and $3.2 million in bone void filling products royalties from Orthovita, Inc., a 19% increase from $2.7 million in the prior fiscal year nine month period.

Earnings Per Share. The Company reported earnings per share of $0.47 for the nine months ended March 31, 2008 compared to $0.43 diluted earnings per share for the nine months ended March 31, 2007. Earnings per share included pre-tax charges of $3.0 million, or $0.16 per share tax-effected, for the acceleration of stock awards and approximately $325,000, or $0.02 per share tax-effected, of charges related to the discontinuation of the Company’s embolic protection platform, incurred during the first quarter of fiscal 2008. Adjusted earnings per share, excluding these charges, was $0.64 for the nine months ending March 31, 2008, a 49% increase over the prior year nine month period.

In the nine month period ended March 31, 2008, the total tax-effected impact on earnings per share of equity compensation expense was $0.25, of which $0.16 related to the acceleration of stock awards and $0.09 related to equity compensation expense prior to the acceleration, equity compensation from current year equity grants as well as a mark-to-market adjustment on stock appreciation rights. The tax-effected impact on earnings per share of equity compensation expense was $0.13 in the nine month period ended March 31, 2007.

The following chart summarizes the Company’s results for the nine months ended March 31, 2008, compared to its results for the comparable period in the prior fiscal year. See attached schedules for a detailed reconciliation between the non-GAAP and reported GAAP results.

	Nine Months Ended March 31,		Year over Year %
($ millions, except per share data)	2008	2007	Change
Data As Reported:
Net Sales - Biomaterials	$34.2	$31.4	9%
Net Sales - Endovascular	$4.6	$3.0	54%
Total Net Sales	$38.8	$34.4	13%
Royalty Income	$19.0	$18.1	5%
Total Revenues	$57.8	$52.5	10%
Income from Operations, As Reported	$8.4	$6.9	21%
Earnings Per Share, As Reported	$0.47	$0.43	9%
Adjustments to Income from Operations:
Discontinuation of Embolic Protection	$0.3	-	n/m
Acceleration of Stock Awards	$3.0	-	n/m
Income from Operations, As Adjusted	$11.7	$6.9	69%
Earnings Per Share, As Adjusted	$0.64	$0.43	49%

Supplemental Information Related to Equity Compensation Expense:
	Nine Months Ended March 31,
	2008	2007
1st Quarter Equity Compensation Expense Prior to Acceleration (includes mark-to-market adjustment for stock appreciation rights before and after acceleration)	$0.7	$0.7
2nd& 3rd Quarter Equity Compensation Expense	$1.0	$1.7
Equity Compensation Related to Acceleration of Stock Awards	$3.0	-
Total Equity Compensation Expense	$4.7	$2.4
Equity Compensation Expense Per Share (net of tax)	$0.25	$0.13

Biomaterials Update. Biomaterials sales for the third quarter and nine months of fiscal 2008 increased to $12.6 and $34.2 million, respectively, from $11.6 and $31.4 million, respectively, in the prior fiscal year periods. Additional details are summarized below:

	Three Months Ended March 31,		Year over Year %	Nine Months Ended March 31,		Year over Year %
($ millions)	2008	2007	Change	2008	2007	Change
Orthopaedic Products	$7.7	$7.1	8%	$21.1	$15.8	33%
Cardiovascular Products	$4.3	$4.0	9%	$11.7	$14.4	(19%)
Other Products	$0.6	$0.5	2%	$1.5	$1.2	22%
Total Net Sales - Biomaterials	$12.6	$11.6	8%	$34.2	$31.4	9%

“Our biomaterials sales of $12.6 million for the third quarter set a record high with great contribution from our orthopaedic product sales which have shown significant growth over the entire first nine months of the 2008 fiscal year versus the prior year period. This growth is reflective of the expansion and diversification in our customer base, new product launches and the successful integration of the MacroPore Biosurgery asset acquisition. There were $1.7 million of new product sales resulting from this acquisition, in addition to substantial increases in sales and royalties from our partner, Orthovita. We are continuing to develop new relationships and new products for existing customers, as reflected in both our sports medicine and spine market product sales. We are very pleased with our continued growth in this segment of our business,” commented Joe Kaufmann, President and CEO.

“As we anticipated, sales of vascular closure products to St. Jude Medical have decreased over the prior nine month period. Our recent quarter did improve and we expect that our fourth quarter will be in line with our third quarter. Overall, we believe the vascular closure market will have modest growth over the next few quarters in this maturing market,” he continued.

Endovascular Update.  “Growth in our endovascular products for the nine months ended March 31st 2008 was 54% year over year.  This growth is evident in all three of our endovascular product lines, the ThromCat™ Thrombectomy and the QuickCat™ Aspiration Catheter products and our newest product, the Safe-Cross® device for the treatment of chronic total occlusions. Our international sales growth has been very strong and our U.S. growth has been respectable at 27% growth in our third quarter, year over year, despite the impact of a smaller than anticipated sales force. Second generation products for both the Safe-Cross® and the ThromCatTM devices are in development and we expect that both of these products will be in the markets in the second half of fiscal 2009,” Mr. Kaufmann continued.

“As we previously announced, we are currently exploring partnering, licensing, and other strategic alternatives for the endovascular business and the process has accelerated over the last sixty days. Once the process has been completed, we will make the appropriate announcement,” Mr. Kaufmann concluded.

Fiscal 2008 Fourth Quarter Guidance. Due to the ongoing review of strategic alternatives for our Endovascular business, the Company will not provide its typical financial guidance for the fourth quarter. Guidance will be provided for the biomaterials sales and royalties with additional guidance on the entire business provided at a later date.

For the fourth quarter of fiscal year 2008, the Company believes that its Biomaterials sales will be in the range of $12.7 to $12.9 million, a 31% to 33% increase from the prior year period. Royalties will be in the range of $6.6 million to $6.8 million, a 2% to 5% increase from the prior year period. Fiscal year 2008 biomaterials net sales are expected to be in the range of $46.9 million to $47.1 million representing 14% to 15% growth from fiscal year 2007. Fiscal year 2008 royalties will be in the range of $25.6 million to $25.8 million representing 4% to 5% growth from fiscal year 2007.

Share Repurchase Update. During the third quarter and the nine months ended March 31, 2008, the Company repurchased 300,000 and 623,000 shares of its common stock, respectively for a total of $8.4 million and $17.2 million, respectively, with up to $7.8 million remaining under the previously announced $25 million share repurchase program.

Research and Experimentation Tax Credit.  The Company is awaiting Congressional approval extending the Research and Experimentation (R&E) Tax Credit for calendar year 2008. Until the 2008 R&E Tax Credit extension is approved, the Company can only claim research and development tax credits for work performed through December 31, 2007 as a component of its tax provision. Therefore, the current quarter tax provision and effective tax rate of approximately 32.6% exclude the tax benefit the Company would have received from the credit extension, resulting in the loss of a benefit of approximately $100,000, or $0.01 per share. The Company currently estimates that its effective income tax rate for the fiscal year will be approximately 31.8%, excluding the R&E Tax Credit for the second half of the fiscal year. If Congress extends the R&E Tax Credit before the end of the Company’s fiscal year, the Company anticipates its effective income tax rate will be approximately 30.7%.

Conference Call and Webcast. The Company will host a conference call on Tuesday, April 29, 2008 at 9:00 a.m. Eastern Time. To participate in the conference call, interested parties should dial 1-612-234-9959. In addition, a live webcast of the call can be accessed by visiting the Investor Relations page under the Conferences & Webcasts link of the Kensey Nash website at www.kenseynash.com and clicking on Webcast. The teleconference call will also be available for replay starting Tuesday, April 29, 2008 at 11:00 a.m. Eastern Time through Tuesday, May 6, 2008 at 11:59 p.m. Eastern Time by dialing 1-800-475-6701 with an access code of 918341.

About Kensey Nash Corporation. Kensey Nash Corporation is a leading medical technology company providing innovative solutions and technologies for a wide range of medical procedures. The Company provides an extensive range of products into multiple medical markets, primarily in the endovascular, sports medicine and spine markets. Many of the products are based on the Company’s significant expertise in the design, development, manufacturing and processing of absorbable biomaterials, which has led to partnerships to commercialize technologies. Kensey Nash has also commercialized a series of innovative products through its own direct endovascular sales force. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal™ Vascular Closure Device, which is licensed to St. Jude Medical, Inc.

Cautionary Note for Forward-Looking Statements. This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities including the Company’s forecast of operating results for the fourth quarter and fiscal 2008. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, the Company’s success in distributing its endovascular products into the marketplace, the Company’s dependence on three major customers (St. Jude Medical, Arthrex and Orthovita) and their success in selling KNC related products in the marketplace, the impact of product recalls and other manufacturing issues, and competition from other technologies, among other important risks. For a more detailed discussion of these and other factors, please see the Company’s SEC filings, including the disclosure under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

- FINANCIAL INFORMATION TO FOLLOW -

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months		Nine Months
	Ended March 31,		Ended March 31,
	2008	2007	2008	2007
Revenues:
Net sales
Biomaterial sales	$12,555,822	$11,596,889	$34,208,033	$31,414,187
Endovascular sales	1,558,049	1,046,677	4,584,230	2,980,683
Total net sales	14,113,871	12,643,566	38,792,263	34,394,870
Royalty income	6,464,829	6,308,534	19,026,779	18,120,617
Total revenues	20,578,700	18,952,100	57,819,042	52,515,487
Operating costs and expenses:
Cost of products sold	6,292,810	5,853,872	18,114,483	15,963,225
Research and development	3,969,586	5,230,178	12,861,180	14,420,533
Sales and marketing	3,008,730	2,840,736	10,514,806	9,254,873
General and administrative	1,975,937	1,863,341	7,975,824	5,968,494
Total operating costs and expenses	15,247,063	15,788,127	49,466,293	45,607,125
Income from operations	5,331,637	3,163,973	8,352,749	6,908,362
Interest and other income/(expense), net	(143,606)	152,100	278,656	530,642
Pre-tax income	5,188,031	3,316,073	8,631,405	7,439,004
Income tax expense	1,689,111	945,130	2,746,659	2,061,082
Net income	$3,498,920	$2,370,943	$5,884,746	$5,377,922
Basic earnings per share	$0.29	$0.20	$0.49	$0.46
Diluted earnings per share	$0.28	$0.19	$0.47	$0.43

Weighted average common shares outstanding	11,878,637	11,842,330	11,985,264	11,726,468
Diluted weighted average common shares outstanding	12,405,296	12,625,846	12,545,845	12,571,873

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,
	2008	June 30,
	(Unaudited)	2007
Assets
Current assets:
Cash, cash equivalents and investments	$55,856,433	$34,331,454
Trade receivables	7,689,299	6,220,727
Other receivables	7,133,903	6,799,369
Inventory	10,121,295	7,392,116
Prepaids and other assets	2,004,601	1,977,592
Deferred tax asset, current	2,816,764	3,151,350
Total current assets	85,622,295	59,872,608
Property, plant and equipment, net	62,952,494	63,821,312
Deferred tax asset, non-current	364,304	-
Other non-current assets	16,218,011	16,831,544
Total assets	$165,157,104	$140,525,464

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$7,087,990	$6,178,026
Current portion of debt	1,400,000	186,667
Share-based compensation liability	493,533	-
Deferred revenue	612,187	350,739
Total current liabilities	9,593,710	6,715,432
Long term portion of deferred revenue	533,530	611,196
Long term portion of debt	33,133,333	7,813,333
Deferred tax liability, non-current	-	995,395
Other non-current liabilities	4,139,547	740,321
Total stockholders' equity	117,756,984	123,649,787
Total liabilities and stockholders' equity	$165,157,104	$140,525,464

Non-GAAP Financial Measures and Reconciliations

We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Kensey Nash Corporation
Non-GAAP Financial Measures and Reconciliations
Adjusted Income and Earnings Per Share Reconciliation

	(Unaudited) As Reported	Non-GAAP Adjustments	Non-GAAP Adjustments	(Unaudited) As Adjusted

	Nine Months Ended March 31,	Embolic Protection	One-Time Equity Acceleration	Nine Months Ended March 31,
	2008	2008	2008	2008

Revenues:
Net sales
Biomaterials	$34,208,033	$-	$-	$34,208,033
Endovascular	4,584,230	-	-	4,584,230
Total net sales	38,792,263	-	-	38,792,263
Royalty income	19,026,779	-	-	19,026,779
Total revenues	57,819,042	-	-	57,819,042
Operating costs and expenses:
Cost of products sold	18,114,483	(154,726)	(253,879)	17,705,878
Research and development	12,861,180	(92,630)	(849,678)	11,918,872
Sales and marketing	10,514,806	(71,474)	(262,148)	10,181,184
General and administrative	7,975,824	(4,898)	(1,627,173)	6,343,753

Total operating costs and expenses	49,466,293	(323,728)	(2,992,878)	46,149,687
Income from operations	8,352,749	323,728	2,992,878	11,669,355
Interest and other income, net	278,656	-	-	278,656
Pre-tax income	8,631,405	323,728	2,992,878	11,948,011
Income tax expense	2,746,659	110,068	1,017,579	3,874,305
Net income	$5,884,746	$213,660	$1,975,299	$8,073,706
Basic earnings per share	$0.49	$0.02	$0.16	$0.67
Diluted earnings per share	$0.47	$0.02	$0.16	$0.64
Weighted average common shares outstanding	11,985,264	11,985,264	11,985,264	11,985,264
Diluted weighted average common shares outstanding	12,545,845	12,545,845	12,545,845	12,545,845

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures of as adjusted net income and earnings per share, which are adjusted from our GAAP results to exclude certain expenses. These non-GAAP adjustments are provided to enhance the user's overall understanding of our historical and current financial performance and our prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results.

We have adjusted our GAAP results for the discontinuance of our embolic protection platform and for the accelerated vesting of stock awards. As previously announced, the Company has excluded the impact of write-offs of inventory, certain dedicated embolic protection equipment, and other assets related to the Company’s decision in June 2007 to discontinue the embolic protection product line. Additional charges related to severance and clinical trial closeout costs were recorded in the first fiscal quarter of 2008, as set forth in the reconciliation. In addition, the Company is excluding the impact of the acceleration of vesting of the stock awards from the first quarter results due to the "Change in Control" as defined in the Company's equity compensation plan on August 30, 2007 when Ramius Capital Group, L.L.C. and its affiliates acquired more than 20 percent of the Company’s outstanding common stock.

These non-GAAP measures will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with the presentation prior to the discontinuance of our embolic protection division and the accelerated vesting of stock awards. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.